Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-271340 and 333-281452) and Form S-8 (File No. 333-272067) of CXApp Inc. our report dated April 7, 2025, relating to the consolidated financial statements of CXApp Inc. as of December 31, 2024 and 2023 and for year ended December 31, 2024 and the period from March 15, 2023 to December 31, 2023, and the related notes included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ WithumSmith+Brown, PC

Philadelphia, PA
April 7, 2025